Exhibit 99.1

June 30, 2017

JELD-WEN HOLDING, INC. ANNOUNCES ACQUISITION OF MATTIOVI OY

Charlotte, N.C. – JELD-WEN Holding, Inc. (NYSE:JELD) today announced the acquisition of Mattiovi Oy, a leading Finnish manufacturer of interior doors and door frames. Founded in 1911, Mattiovi has a long tradition of providing high-quality products to dealers and homebuilders in Finland and other countries in the region. Mattiovi was privately held by Taaleri Ovitehdas Ky, Taaleri Sijoitus Oy, and management. Terms of the acquisition were not disclosed.

“The acquisition of Mattiovi strengthens our market position in the Nordic region and enhances our unique pan-European strategy,” said Mark Beck, president and chief executive officer. “We welcome Mattiovi into the JELD-WEN family and look forward to combining our joint product offerings and operational capabilities to better serve our broad and diverse customer base.”

Mattiovi is JELD-WEN’s seventh acquisition in the last two years, and the second in Europe during that period. JELD-WEN expects the acquisition to be accretive to EPS in 2018.

About JELD-WEN

JELD-WEN (NYSE listed), founded in 1960, is one of the world’s largest door and window manufacturers, operating 115 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia. For more information visit www.jeld-wen.com.

Contacts:

Investor Relations: John Linker, +1.704.378.7007 or investors@jeldwen.com

Media Relations: Colby Reade, CMD, +1.503.488.4209, creade@cmdagency.com, JELD-WEN@cmdagency.com

Forward-Looking Statements

Certain of the statements in this press release constitute “forward-looking statements” within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by our use of words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology.

Forward-looking statements regarding market potential, future financial performance, and our expectations, beliefs, plans, assumptions, or other future events are made based on management’s current expectations, assumptions, estimates, projections, and beliefs concerning future developments and their potential effects upon JELD-WEN and its subsidiaries. Although we believe that these statements are based on reasonable expectations and estimates, they are not a guarantee of future performance and involve known and unknown risks and uncertainties, many of which are beyond our control, that could cause actual outcomes and results to differ, possibly materially, from those indicated in such statements, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended April 1, 2017, filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements included in this release, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statement, except as required by law.